UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 29, 2015

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On January 29, 2015, Platform Specialty Products Corporation (“Platform”) issued a press release announcing that PSPC Escrow Corp., a wholly-owned subsidiary of Platform (the “Escrow Issuer”), intends, subject to market and other customary conditions, to offer an additional $100 million aggregate principal amount of 6.500% senior notes due 2022 denominated in U.S. dollars (the “Additional Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Additional Notes are fungible with, and are being offered on the same terms as, the previously-announced private offering of $1.00 billion aggregate principal amount of 6.500% senior notes due 2022 denominated in U.S. dollars (the “Initial Notes,” and together with the Additional Notes, the “Notes”). A copy of this press release is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

On January 29, 2015, Platform also issued a press release announcing that it had priced the Additional Notes at an issue price of $1,010 per $1,000 principal amount. Upon consummation of the closing of Platform’s previously-announced proposed acquisition of Arysta LifeScience Limited, Platform will assume the obligations of the Escrow Issuer under the Notes and the indenture governing the Notes, and certain of Platform's existing domestic subsidiaries will guarantee the Notes. A copy of this press release is filed with this report as Exhibit 99.2 and is incorporated herein by reference.

The above does not constitute an offer to sell, or a solicitation of an offer to purchase, the Notes and related guarantees in any jurisdiction in which such offer or solicitation would be unlawful.

Item 9.01                 Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit Number	Exhibit Title
99.1	Press release issued on January 29, 2015, announcing the offering of Additional Notes.
99.2	Press release issued on January 29, 2015, announcing the pricing of the offering of Additional Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

January 30, 2015	By:	/s/ Frank J. Monteiro
Name: Frank J. Monteiro
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
99.1	Press release issued on January 29, 2015, announcing the offering of Additional Notes.
99.2	Press release issued on January 29, 2015, announcing the pricing of the offering of Additional Notes.